Exhibit 99.(i)

[LETTER HEAD OF DECHERT LPP]

July 31, 2003

PIMCO Funds: Pacific Investment Management Series

840 Newport Center Drive

Newport Beach, California 92660

Re:    PIMCO Funds: Pacific Investment Management Series

          (File Nos. 33-12113 and 811-5028)

Dear Sirs:

We have examined such documents and records as we deemed necessary to render this opinion. Based upon the foregoing, we are of the opinion that the shares to be sold pursuant to the Registration Statement of PIMCO Funds: Pacific Investment Management Series (the “Trust”), when paid for as contemplated in the Trust’s Registration Statement, will be legally and validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to Post- Effective Amendment No. 81 to the Trust’s Registration Statement, and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP